$4,000,000.00





                           LOAN AND SECURITY AGREEMENT

                                  by and among

                             ALLION HEALTHCARE, INC.
                          THE CARE GROUP OF TEXAS, INC.
                           CARE LINE OF HOUSTON, INC.
                              MAIL ORDER MEDS, INC.
                           CARE LINE OF NEW YORK, INC.
                     COMMONWEALTH CERTIFIED HOME CARE, INC.

                                  ("Borrower")

                                       and

                               HCFP FUNDING, INC.

                                   ("Lender")





                                 April 21, 1999

                           LOAN AND SECURITY AGREEMENT


          THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of this 21st day of April, 1999, by and among ALLION HEALTHCARE, INC., a Delaware corporation f/k/a The Care Group, Inc. ("Allion"), THE CARE GROUP OF TEXAS, INC., a Texas corporation, CARE LINE OF HOUSTON, INC., a Texas corporation, MAIL ORDER MEDS, INC., a Texas corporation, CARE LINE OF NEW YORK, INC., a New York corporation, and COMMONWEALTH CERTIFIED HOME CARE, INC., a New York corporation (collectively with Allion, "Borrower"), and HCFP FUNDING, INC., a Delaware corporation ("Lender").

                                    RECITALS

         A. Borrower and certain other entities previously established a financing relationship pursuant to that certain Loan and Security Agreement dated as of July 24, 1997 (the "Initial Loan Agreement"), which was modified by that certain Amended and Restated Loan and Security Agreement for Debtor in Possession Financing dated as of September 15, 1998 (the "DIP Loan Agreement").

         B. Borrower and Lender now desire to continue the financing relationship with those changes in the relationship that are set forth below, pursuant to which Lender shall make loans and extensions of credit to Borrower on the terms and conditions set forth below.

         C. As of the date of this Agreement, the balance outstanding under the DIP Loan Agreement is Four Million Three Thousand Nine Hundred Two and 1/100 Dollars ($4,003,902.01), of which amount Four Million and No/100 Dollars ($4,000,000.00) shall be treated as the amount of revolving credit extended to Borrower at the inception of this Agreement.

         D. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

         NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, unless otherwise specified, all references to "Sections" shall be deemed to refer to Sections of this Agreement, and the following terms shall have the meanings set forth below:

         SECTION 1.1. ACCOUNT. "Account" means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance.

         SECTION 1.2. ACCOUNT DEBTOR. "Account Debtor" means any Person obligated on any Account of Borrower, including without limitation, any Insurer and any Medicaid/Medicare Account Debtor.

         SECTION 1.3. AFFILIATE. "Affiliate" means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

         SECTION 1.4. AGREEMENT. "Agreement" means this Loan and Security Agreement, as it may be amended or supplemented from time to time.

         SECTION 1.5. BASE RATE. "Base Rate" means a rate of interest equal to two percent (2.0%) above the "Prime Rate of Interest".

         SECTION 1.6. BORROWED MONEY. "Borrowed Money" means any obligation to repay money, any indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement and the net aggregate rentals under any lease which under GAAP would be capitalized on the books of Borrower or which is the substantial equivalent of the financing of the property so leased.

          SECTION 1.7. BORROWER. "Borrower" has the meaning set forth in the Preamble.

          SECTION 1.8. BORROWING BASE. "Borrowing Base" has the meaning set forth in Section 2.1(d).

          SECTION 1.9. BUSINESS DAY. "Business Day" means any day on which financial institutions are open for business in the State of Maryland, excluding Saturdays and Sundays.

          SECTION 1.10. CLOSING; CLOSING DATE. "Closing" and "Closing Date" have the meanings set forth in Section 5.3.

          SECTION 1.11. COLLATERAL. "Collateral" has the meaning set forth in
Section 3.1.



          SECTION 1.12. COMMITMENT FEE. "Commitment Fee" has the meaning set forth in Section 2.4(a).

          SECTION 1.13. CONCENTRATION ACCOUNT. "Concentration Account" has the meaning set forth in Section 2.3.

          SECTION 1.14. CONTROLLED GROUP. "Controlled Group" means a "controlled group" within the meaning of Section 4001(b) of ERISA.

         SECTION 1.15. COST REPORT SETTLEMENT ACCOUNT. "Cost Report Settlement Account" means an "Account" owed to Borrower by a Medicaid/Medicare Account Debtor pursuant to any cost report, either interim, filed or audited, as the context may require.

          SECTION 1.16. DEFAULT RATE. "Default Rate" means a rate per annum equal to five percent (5.0%) above the then applicable Base Rate.

          SECTION 1.17. ERISA. "ERISA" has the meaning set forth in Section
4.12.

          SECTION 1.18. EVENT OF DEFAULT. "Event of Default" and "Events of Default" have the meanings set forth in Section 8.1.

          SECTION 1.19. GAAP. "GAAP" means generally accepted accounting principles applied in a consistent manner.

         SECTION 1.20. GOVERNMENTAL AUTHORITY. "Governmental Authority" means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

         SECTION 1.21. HAZARDOUS MATERIAL. "Hazardous Material" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental statute, rule or regulation or any Governmental Authority.

         SECTION 1.22. HIGHEST LAWFUL RATE. "Highest Lawful Rate" means the maximum lawful rate of interest referred to in Section 2.7 that may accrue pursuant to this Agreement.

         SECTION 1.23. INSURER. "Insurer" means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with Borrower to compensate Borrower for providing services to a Patient.

          SECTION 1.24. LENDER. "Lender" means HCFP Funding, Inc., a Delaware corporation.

          SECTION 1.25. LOAN. "Loan" has the meaning set forth in Section
2.1(a).

         SECTION 1.26. LOAN DOCUMENTS. "Loan Documents" means and includes this Agreement, the Note, and each and every other document now or hereafter delivered in connection therewith, as any of them may be amended, modified, or supplemented from time to time.

         SECTION 1.27. LOAN MANAGEMENT FEE. "Loan Management Fee" has the meaning set forth in Section 2.4(c).

         SECTION 1.28. LOCKBOX. "Lockbox" has the meaning set forth in Section 2.3.

         SECTION 1.28A. LOCKBOX ACCOUNT. "Lockbox Account" means an account maintained by Borrower at the Lockbox Bank into which all collections of Accounts are paid directly.

         SECTION 1.29. LOCKBOX BANK. "Lockbox Bank" has the meaning set forth in
Section 2.3.

         SECTION 1.30. MAXIMUM LOAN AMOUNT. "Maximum Loan Amount" has the meaning set forth in Section 2.1(a).

         SECTION 1.31. MEDICAID/MEDICARE ACCOUNT DEBTOR. "Medicaid/ Medicare Account Debtor" means any Account Debtor which is (i) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or
(iii) any agent, carrier, administrator or intermediary for any of the foregoing.

         SECTION 1.32. MEDICAL SERVICES. Medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by Borrower which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by Borrower to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

         SECTION 1.33. NOTE. "Note" has the meaning set forth in Section 2.1(c).

         SECTION 1.34. OBLIGATIONS. "Obligations" has the meaning set forth in
Section 3.1.

         SECTION 1.35. PATIENT. "Patient" means any Person receiving Medical Services from Borrower and all Persons legally liable to pay Borrower for such Medical Services other than Insurers.

         SECTION 1.36. PERMITTED LIENS. "Permitted Liens" means: (a) liens for taxes not delinquent, or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made; (b) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, easements, minor survey exceptions, zoning restrictions, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (d) purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on motor vehicles and equipment acquired by any Borrower (hereinafter referred to individually as a "Purchase Money Security Interest") with the proceeds of the Indebtedness referred to in Section 7.1, PROVIDED, HOWEVER, that (i) the transaction in which any Purchase Money Security Interest is proposed to be created is not then prohibited by this Agreement; (ii) any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower or any Subsidiary; (iii) the Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing; and (iv) the aggregate amount of all Indebtedness secured by Purchase Money Security Interests on a consolidated basis for the Borrower shall not at any time exceed $500,000; (e) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made; (f) liens and encumbrances in favor of Lender; (g) liens granted in connection with the lease or purchase of property or assets financed by borrowings permitted by Section
7.1 (provided, however, that no such borrowings permitted by Section 7.1 may be secured by liens on any of the Collateral); (h) judgment liens not affecting the Collateral and not resulting in an Event of Default under Section 8.2(h); and
(i) liens set forth on SCHEDULE 1.36.

         SECTION 1.37. PERSON. "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

         SECTION 1.38. PLAN. "Plan" has the meaning set forth in Section 4.12.

         SECTION 1.39. PREMISES. "Premises" has the meaning set forth in Section 4.14.

         SECTION 1.40. PRIME RATE OF INTEREST. "Prime Rate of Interest" means that rate of interest designated as such by Fleet National Bank of Connecticut, N.A., or any successor thereto, as the same may from time to time fluctuate.

         SECTION 1.41. PROHIBITED TRANSACTION. "Prohibited Transaction" means a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code.

         SECTION 1.42. QUALIFIED ACCOUNT. "Qualified Account" means an Account of Borrower generated in the ordinary course of Borrower's business from the sale of goods or rendition of medical services which Lender, in its reasonable credit judgment, determines satisfies the requirements contained in this definition. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion thereof is payable by an individual beneficiary, recipient or subscriber individually and not directly to Borrower by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender in its sole discretion; (b) the Account remains unpaid more than one hundred fifty (150) days past the claim or invoice date; (c) the Account is subject to any defense, set-off, counterclaim, deduction, or other claim, of any kind denying liability thereunder; (d) more than twenty-five percent (25%) of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged; (e) if the Account arises from the sale of goods by Borrower, the sale was not an absolute sale or on consignment or was made on approval or on a sale-or-return basis or was made subject to any other repurchase or return agreement, or such goods have not been shipped to the Account Debtor or its designee; (f) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation in any material respect of any law;
(g) the Account is subject to a lien other than a Permitted Lien; (h) the Account Debtor is subject to a bankruptcy, receivership, reorganization, or insolvency proceeding; (i) if the Account is evidenced by chattel paper or an instrument of any kind, the same has not been delivered to Lender; (j) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States; (k) the Account Debtor is an Affiliate or Subsidiary of Borrower; (l) more than twenty percent (20%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than two hundred eighty (280) days past their invoice date; (m) fifty percent (50%) or more of the aggregate unpaid Accounts from any individual Account Debtor (other than Medicaid/Medicare Account Debtors) are not deemed Qualified Accounts under this Agreement; (n) the total unpaid Accounts of the Account Debtor, except for a Medicaid/Medicare Account Debtor, exceed twenty percent (20%) of the net amount of all Qualified Accounts (including Medicaid/Medicare Account Debtors); (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; or (p) the Account fails to meet such other reasonable specifications and requirements which may from time to time be established by Lender.

         SECTION 1.43. REPORTABLE EVENT. "Reportable Event" means a "reportable event" as defined in Section 4043(b) of ERISA.

         SECTION 1.44. REVOLVING CREDIT LOAN. "Revolving Credit Loan" has the meaning set forth in Section 2.1(b).

         SECTION 1.45. SECURED LOAN. "Secured Loan" means the loan made by Lender to Borrower in the maximum aggregate principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), evidenced by the Secured Note.

         SECTION 1.46. SECURED LOAN DOCUMENTS. "Secured Loan Documents" means the Secured Note and each and every other document now or hereafter delivered in connection with the Secured Note or the Secured Loan, as any of them may be amended, modified, or supplemented from time to time.


         SECTION 1.47. SECURED NOTE. "Secured Note" means that certain Secured Term Note made by Borrower in favor of Lender in the maximum aggregate principal amount of the Secured Loan and dated of even date with this Agreement.

         SECTION 1.48. TERM. "Term" has the meaning set forth in Section 2.8.


                                   ARTICLE II

                                      LOAN

         SECTION 2.1. TERMS.

                  (a) The maximum aggregate principal amount of credit extended by Lender to Borrower under this Agreement (the "Loan") that will be outstanding at any time is Four Million and No/100 Dollars ($4,000,000.00) (the "Maximum Loan Amount"), provided that at no time shall the aggregate principal amount of all Revolving Credit Loans outstanding under this Agreement exceed eighty-five percent (85%) of the Qualified Accounts of Borrower unless modified by Lender in writing at Lender's sole discretion..

                  (b) The Loan shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Article II (each a "Revolving Credit Loan") up to the Maximum Loan Amount depending upon the availability in the Borrowing Base, and the requests of Borrower pursuant to the terms and conditions of Section 2.2 below. The outstanding principal balance of the Loan may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Loans, advances and other extensions of credit to or for the benefit of


Borrower, and shall be due and payable in full upon the expiration of the Term. For purposes of this Agreement, any determination as to whether there is availability within the Borrowing Base submitted by Borrower for advances or extensions of credit shall be made by Lender in its sole discretion and is final and binding upon Borrower.

                  (c) At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing Borrower's unconditional obligation to repay Lender for Revolving Credit Loans, advances, and other extensions of credit made under the Loan, in the form of EXHIBIT A to this Agreement (as amended, modified, restated or replaced from time to time, the "Note"), dated the date of this Agreement, payable to the order of Lender in accordance with the terms thereof. The Note shall bear interest from the date thereof until repaid, with interest payable monthly in arrears on the first Business Day of each month, at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate, provided that after an Event of Default such rate shall be equal to the Default Rate. Each Revolving Credit Loan, advance and other extension of credit shall be deemed evidenced by the Note, which is deemed incorporated into and made a part of this Agreement by this reference.

                  (d) Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty percent (80%) of Qualified Accounts due and owing from any Medicaid/Medicare, Insurer or other Account Debtor (the "Borrowing Base").

         SECTION 2.2. LOAN ADMINISTRATION. Borrowings under the Loan shall be as follows:

                  (a) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 2:00 p.m. Eastern time two (2) Business Days before the proposed borrowing date; PROVIDED, HOWEVER, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                  (b) Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(i) shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower or Lender from time to time or elsewhere if pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                  (c) All Revolving Credit Loans, advances and other extensions of credit to or for the benefit of Borrower shall constitute one general Obligation of Borrower, and shall be secured by Lender's lien upon all of the Collateral.

                  (d) Lender shall enter all Revolving Credit Loans as debits to a loan account maintained in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower under the Loan Document.

                 (e) Lender will account to Borrower monthly with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower absent manifest error. In any event, Borrower agrees that any account rendered by Lender shall be final and binding on Borrower unless Borrower notifies Lender in writing to the contrary within thirty (30) days of the date that each accounting is mailed to Borrower. Any such notice shall be deemed an objection only to those items to which specific objection is made in such notice.

         SECTION 2.3. COLLECTIONS, DISBURSEMENTS, BORROWING AVAILABILITY, AND LOCKBOX ACCOUNT. Borrower shall maintain a lockbox account (the "Lockbox") with Bank One, Texas, N.A. ("Lockbox Bank"), subject to the provisions of this Agreement, and shall maintain with the Lockbox Bank the Provider Account Agreement (Three Party), dated December 22, 1998, a copy of which is attached as EXHIBIT B, and such other agreements related thereto as Lender may reasonably require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox, and that all funds paid into the Lockbox are immediately transferred into a depository account maintained by Lender at Bank One Arizona, N.A. or U.S. Bank N.A., as determined by Lender in its sole discretion and communicated to Borrower (the "Concentration Account"). Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to this Section 2.3 to reduce the outstanding indebtedness under the Loan (in accordance with Section 2.2(d)) with future Revolving Credit Loans, advances and other extensions of credit to be made by Lender under the conditions set forth in this Article II. To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Lockbox Bank for transfer to the Concentration Account immediately upon receipt by Borrower. Borrower acknowledges and agrees that its compliance with the terms of this Section 2.3 is essential, and that upon its failure to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Base Rate by two percent (2%) per annum during any period of non-compliance. Lender shall be entitled to assess such fee whether or not an Event of Default is declared or otherwise occurs. All funds transferred from the Concentration Account for application to Borrower's indebtedness to Lender shall be applied to reduce the Loan balance, but for purposes of calculating interest shall be subject to a nine (9) Business Day clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.3 a credit balance exists with respect to the Concentration Account, such credit balance shall be available for transfer by Lender to Borrower at any time or times for so long as no Event of Default exists.

         SECTION 2.4.  FEES.

                  (a) For so long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly loan management fee (the "Loan Management Fee") equal to one-fifth of one percent (0.20%) of the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Loan Management Fee shall be payable monthly in arrears on the first day of each successive calendar month.

                  (b) Borrower shall pay to Lender all reasonable audit fees and expenses in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem in good faith to be appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower, PROVIDED however, that absent an Event of Default such fees shall not exceed Fifteen Thousand and No/100 Dollars ($15,000.00) in any calendar year.

                  (c) Borrower shall pay to Lender, on demand, any and all reasonable fees, costs or expenses which Lender or any participant pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of Revolving Credit Loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender or any participant, of any check or item of payment received or delivered to Lender or any participant on account of Obligations.

         SECTION 2.5. PAYMENTS. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of
(i) the receipt by Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (ii) the occurrence of an Event of Default in consequence of which the Loan and the maturity of the payment of the Obligations are accelerated, or (iii) the termination of this Agreement pursuant to Section
2.8 of this Agreement; PROVIDED, HOWEVER, that if any advance made by Lender in excess of the Borrowing Base shall exist at any time, Borrower shall, immediately upon demand, repay such overadvance. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first Business Day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which the Loan and the maturity of the payment of the Obligations are accelerated, or (iii) the termination of this Agreement pursuant to Section 2.8. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan, all other charges and any other obligations of Borrower under this Agreement, shall be made to Lender to the Concentration Account, in immediately available funds.

         SECTION 2.6. USE OF PROCEEDS. The proceeds of Lender's advances under the Loan shall be used solely for working capital and for other costs of Borrower arising in the ordinary course of Borrower's business.

         SECTION 2.7. INTEREST RATE LIMITATION. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loan. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision of this
Agreement: (i) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (ii) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (iii) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had been in effect, then Borrower agrees to pay to Lender an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Agreement.


         SECTION 2.8.  TERM.

                  (a) Subject to Lender's right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect for a period of two (2) years from the Closing Date, unless terminated as provided in this Section 2.8 (the "Term"), and this Agreement shall be renewed for one-year periods thereafter upon the mutual written agreement of the parties.

                  (b) Notwithstanding anything in this Agreement to the contrary, Lender may terminate this Agreement upon notice to the Borrower upon or after the occurrence of an Event of Default.

                  (c) Upon at least fifteen (15) days prior written notice to Lender (the "Termination Notice Period"), Borrower may terminate this Agreement before the second annual anniversary of the Closing Date, provided that, at the effective date of such termination, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other Obligations owing under the terms of this Agreement and any other Loan Documents) as liquidated damages for the loss of bargain and not as a penalty, an amount equal to (i) two percent (2%) of the Maximum Loan Amount if the effective date of such termination by Borrower is on or before the first anniversary of the Closing Date, and (ii) one percent (1%) of the Maximum Loan Amount if the effective date of such termination by Borrower is after the first anniversary of the Closing Date and before the second anniversary of the Closing Date. Notwithstanding the foregoing, no termination fee shall be due under this Agreement if the termination by Borrower is due to the transfer, sale or other disposition for fair value of substantially all of Borrower's assets to an unaffiliated third-party.

                  (d) All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds.

         SECTION 2.9. JOINT AND SEVERAL LIABILITY; BINDING OBLIGATIONS. Each entity comprising Borrower and executing this Agreement on behalf of Borrower shall be jointly and severally liable for all of the Obligations. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each individual entity comprising Borrower, and shall be binding upon all such entities when taken together.




                                   ARTICLE III

                                   COLLATERAL

         SECTION 3.1. GENERALLY. As security for the payment of all liabilities of Borrower to Lender, including without limitation: (i) indebtedness evidenced under the Note, repayment of Revolving Credit Loans, advances and other extensions of credit, all fees and charges owing by Borrower, and all other liabilities and obligations of every kind or nature whatsoever of Borrower to Lender, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including but not limited to any extensions, modifications, substitutions, increases and renewals thereof, (ii) the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and in the following property in accordance with the terms of this Agreement, and (iii) the payment of all expenses incurred by Lender in connection therewith (collectively, the "Obligations"), and as additional security for the payment of all liabilities and obligations of Borrower to Lender under the Secured Note and the other Secured Loan Documents, Borrower hereby reaffirms, assigns, and grants to Lender a continuing first priority lien on and security interest in, upon, and to the following property (the "Collateral"):

                  (a) All of Borrower's now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description, and any contract rights, chattel paper, documents and instruments with respect thereto;

                  (b) All of Borrower's now owned and hereafter acquired or arising general intangibles relating to its Accounts and general intangibles of every kind and description, including, but not limited to, accounts receivable and other rights to payment, all existing and future customer lists, choses in action, claims, books, records, contracts, licenses, formulae, tax and other types of refunds (including, specifically, federal income tax refunds), returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records, and data;

                  (c) All of Borrower's now or hereafter acquired deposit accounts into which Accounts are deposited, including the Lockbox Account and the Concentration Account;

                  (d) All of Borrower's monies and other property of every kind and nature now or at any time or times hereafter in the possession of or under the control of Lender or a bailee or Affiliate of Lender;

                  (e) All of Borrower's furniture, equipment and fixtures, whether now owned or hereafter acquired, together with (1) all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, (2) all replacements thereof and substitutes therefor, and (3) cash and non-cash proceeds and products thereof;

                  (f) All of Borrower's inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by the Borrower as raw materials, work in process or materials used or consumed in a business, whether now owned or hereafter acquired, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereafter; and

                  (g) The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

         SECTION 3.2. LIEN DOCUMENTS. At Closing and thereafter as Lender deems reasonably necessary, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its reasonable discretion):

                  (a) UCC-1 Financing Statements pursuant to the Uniform Commercial Code in effect in the jurisdiction(s) in which Borrower has any property or assets, which Lender may file in any jurisdiction where any Collateral is or may be located; PROVIDED that a carbon, photographic, or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement; and

                  (b) Any other agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise request from time to time in its sole discretion to evidence, perfect, or protect Lender's lien and security interest in the Collateral required under this Agreement.


         SECTION 3.3.  COLLATERAL ADMINISTRATION.

                  (a) Subject to Section 6.15 all Collateral (except deposit accounts) will at all times be kept by Borrower at its principal office(s) as set forth on EXHIBIT C of this Agreement and shall not, without the prior written approval of Lender, be moved therefrom.

                  (b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request account receivable aging summaries for the preceding period, in the form previously delivered to Lender. In addition, if Accounts in an aggregate face amount in excess of $50,000.00 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Qualified Accounts or otherwise, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.



                  (c) Whether or not an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

                  (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender retains the right at all times after the occurrence and during the continuance of an Event of Default, subject to applicable law regarding Medicaid/Medicare Account Debtors, to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

         SECTION 3.4. OTHER ACTIONS. In addition to the foregoing, Borrower (i) shall provide prompt written notice to each private indemnity, managed care or other Insurer who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that Lender has been granted a first priority lien and security interest in, upon and to all Accounts applicable to such Insurer and directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Lender to send any and all similar notices to such Insurers by Lender, and (ii) shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, and any other documents required under this Agreement. At Lender's request, Borrower shall also promptly deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest. Borrower shall, on Lender's demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

         SECTION 3.5. SEARCHES. Before Closing, and thereafter (as and when determined by Lender in its reasonable discretion), Lender will perform the searches described in clauses (a) and (b) below against Borrower (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), all at Borrower's expense:

                  (a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, or assets; and

                  (b) Judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above.




In addition, prior to Closing, at Borrower's expense, Borrower shall obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of formation and in each other state in which it is doing and currently intends to do business for which qualification or licensure is required, PROVIDED THAT good standing certificates for the entities and jurisdictions specified on SCHEDULE 3.5. need not be delivered prior to Closing but shall be delivered on or before May __, 1999.

         SECTION 3.6. POWER OF ATTORNEY. After the occurrence and during the continuation of an Event of Default, each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (i) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower's Accounts;
(ii) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender under this Agreement; and (iii) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable, in the exercise of Lender's good faith reasonable judgment, to enforce any Account or other Collateral or perfect Lender's security interest or lien in any Collateral. In addition, if Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may, by the signature or other act of any of Lender's officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Collateral to Borrower by directing payment to the Lockbox Account.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  Each entity comprising Borrower represents and warrants to Lender, and shall be deemed to represent and warrant on each day on which any Obligations shall be outstanding under this Agreement, that:

         SECTION 4.1. SUBSIDIARIES. Except as set forth in SCHEDULE 4.1, Borrower has no subsidiaries.

         SECTION 4.2. ORGANIZATION AND GOOD STANDING. Except as set forth on
SCHEDULE 3.5, Borrower is a corporation, duly organized, validly existing, and in good standing under the laws of its state of formation, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Borrower or its assets or operations taken as a whole, has the corporate power and authority to own its assets and transact the business in which it is engaged, and, except as set forth on SCHEDULE 4.2, has obtained all certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business.

         SECTION 4.3. AUTHORITY. Borrower has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate action. Other than consents and approvals that have already been obtained, no consent or approval of shareholders of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents.

         SECTION 4.4. BINDING AGREEMENT. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

         SECTION 4.5. LITIGATION. Except as disclosed in SCHEDULE 4.5, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, could reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of Borrower, taken as a whole, or upon its ability to perform its obligations under the Loan Documents. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.


         SECTION 4.6. NO CONFLICTS. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations thereunder will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance upon the property of Borrower under: (i) any provision of Borrower's certificate of incorporation or bylaws, (ii) any material provision of any law, rule, or regulation applicable to Borrower, or (iii) any of the following: (A) any material provision of any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (B) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

         SECTION 4.7. INTENTIONALLY OMITTED.


         SECTION 4.8. NO DEFAULT. Borrower is not in default under or with respect to any obligation in any respect which could be materially adverse to its business, operations, property or financial condition, or which could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents. No Event of Default or event which, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

         SECTION 4.9. TITLE TO PROPERTIES. Borrower has good and marketable title to its properties and assets, including the Collateral, subject to no lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens.

         SECTION 4.10. TAXES. Except as set forth on SCHEDULE 4.10, Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this Agreement. All tax liabilities of Borrower were, as of the Closing Date and are now, adequately provided for on Borrower's books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

         SECTION 4.11.  SECURITIES AND BANKING LAWS AND REGULATIONS.

                  (a) The use of the proceeds of the Loan and Borrower's issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T, or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying "margin stock" within the meaning of those regulations. No part of the proceeds of the Loan under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.


                  (b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

           No employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued pursuant thereto that is maintained by Borrower or under which Borrower could have any liability under ERISA (a) has failed to meet minimum funding standards established in Section 302 of ERISA, (b) has failed to comply with all material applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (c) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code which can reasonably be expected to result in a liability exceeding $100,000, or (d) has been terminated. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

         SECTION 4.13. COMPLIANCE WITH LAW. Borrower is not in violation of any material statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Except as described in SCHEDULE 4.13, Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business, except where the failure to so obtain would not have a material adverse effect on any entity comprising Borrower or any of their respective assets or operations. Except as disclosed on SCHEDULE 4.13, Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions. With respect to any matters disclosed by Borrower on SCHEDULE 4.13, Borrower will bring obtain all required licenses and file all required reports and documents on or before May ___, 1999.



         SECTION 4.14 ENVIRONMENTAL MATTERS. No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material (collectively, a "Discharge") has occurred or is occurring at levels in excess of permissible levels on or from any real property on which the Collateral is located or which is owned, leased or otherwise occupied by Borrower (the "Premises"), or off the Premises as a result of any action of Borrower, except as described in SCHEDULE 4.14 or where the Discharge does not have a material adverse effect on any entity comprising Borrower or any of their respective assets or operations. All Hazardous Material used, treated, stored, transported to or from, generated or handled on the Premises, or off the Premises by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner. There are no underground storage tanks present on or under the Premises owned or leased by Borrower. No other environmental, public health or safety hazards exist with respect to the Premises.

         SECTION 4.15. PLACES OF BUSINESS. The only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral as of the Closing Date, are at the addresses set forth in SCHEDULE 4.15. SCHEDULE 4.15 also lists the owner of record as of the Closing Date of each such property.


         SECTION 4.16. INTELLECTUAL PROPERTY. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the current and planned future conduct of its business, without any conflict in any material respect with the rights of others. A list of all such intellectual property (indicating the nature of Borrower's interest), as well as all outstanding franchises and licenses given by or held by Borrower, is attached as SCHEDULE 4.16. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights.

         SECTION 4.17. STOCK OWNERSHIP. The identity of the stockholders of record of all classes of the outstanding stock of Borrower, together with the respective ownership percentages held by such stockholders as of the Closing Date, are as set forth on SCHEDULE 4.17.

         SECTION 4.18. MATERIAL FACTS. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading.

         SECTION 4.19. INVESTMENTS, GUARANTEES, AND CERTAIN CONTRACTS. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on
SCHEDULE 4.19.

         SECTION 4.20. BUSINESS INTERRUPTIONS. Within five years before the date of this Agreement, neither the business, property or assets, or operations of Borrower has been adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower.

         SECTION 4.21. NAMES. Within five years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on SCHEDULE
4.21. Borrower is the sole owner of all names listed on that Schedule and any and all business done and invoices issued in such names are Borrower's sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.


         SECTION 4.22 JOINT VENTURES. Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on SCHEDULE 4.22.

         SECTION 4.23 ACCOUNTS. Lender may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts concerning its status as a Qualified Account. Unless otherwise indicated in writing to Lender, with respect to each
Account:

                  (a) It is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

                  (b) It arises out of a completed, BONA FIDE sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance in all material respects with the terms and conditions of all purchase orders, contracts, certification, participation, certificate of need, or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                  (c) It is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of services;

                  (d) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any offset, lien, deduction, defense, dispute or counterclaim;

                  (e) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts;

                  (f) The Account has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and such Account if due from a Medicaid/Medicare Account Debtor is properly payable directly to Borrower; and

                  (g) Borrower has obtained and currently has all certificates of need, Medicaid and Medicare provider numbers, licenses, permits and authorizations that are necessary in the generation of such Accounts.

         SECTION 4.24. OTHER ASSETS. There are no assets or items of value in any of the entities which dissolved pursuant to the confirmed Plan of Reorganization under Chapter 11 of the Bankruptcy Code for The Care Group, Inc. and its Affiliated Debtors approved by the United States Bankruptcy Court for the Western District of Texas, Austin Division, Case No. 98-13247FM (the "Plan of Reorganization"). Any such asset has been transferred to Borrower and is subject to the security interest granted to Lender as set forth in Section 2.1.



                                    ARTICLE V

                        CLOSING AND CONDITIONS OF LENDING

         SECTION 5.1. CONDITIONS PRECEDENT TO AGREEMENT. The obligation of Lender to enter into and perform this Agreement and to make Revolving Credit Loans is subject to the following conditions precedent:

                  (a) Lender shall have received two (2) originals of this Agreement and all other Loan Documents required to be executed and delivered at or before Closing (other than the Note, as to which Lender shall receive only one original), executed by Borrower and any other required Persons, as applicable.

                  (b) Lender shall have received all searches and good standing certificates required by Section 3.5.

                  (c) Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

                  (d) There shall have occurred no Event of Default and no event which, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

                  (e) The representations and warranties contained in Article IV shall be true and correct in all material respects.

                  (f) Lender shall have received copies of all board of directors resolutions of Borrower and other action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan under the Loan Documents, as well as the names and signatures of the officers of Borrower authorized to execute documents on its behalf in connection with the Loan, all as also certified as of the date of this Agreement by Borrower's chief financial officer, or equivalent, and such other papers as Lender may require.

                  (g) Lender shall have received copies, certified as true, correct and complete by a corporate officer of each Borrower, of the certificate of incorporation of each Borrower, with any amendments to any of the foregoing, and all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents.

                  (h) Lender shall have received a written opinion of counsel for Borrower, dated the date of this Agreement, substantially in the form of EXHIBIT D.

                  (i) Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement, including without limitation an initial borrowing base certificate calculating the Borrowing Base.


                  (j) Lender shall have received evidence that the Pappajohn Group has made a $1 million capital contribution to Allion in exchange for a 50% interest in the equity of Allion;

                  (k) Borrower shall be in material compliance with the terms and conditions of the Plan of Reorganization;

                  (l) The Lockbox Account shall have been established;

                  (m) Lender shall have received a certificate of Borrower's chief financial officer, dated the Closing Date, certifying that all of the conditions specified in this Section have been fulfilled.

         SECTION 5.2. CONDITIONS PRECEDENT TO ADVANCES. Notwithstanding any other provision of this Agreement, no Loan proceeds, Revolving Credit Loans, advances or other extensions of credit under the Loan shall be disbursed under this Agreement unless the following conditions have been satisfied or waived immediately before such disbursement:

                  (a) The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in
Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 6.1).

                  (b) No Event of Default or event which, with the giving of notice of the lapse of time, or both, could become an Event of Default shall have occurred and be continuing or would result from the making of the disbursement or advance.

                  (c) No adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower taken as a whole shall have occurred and be continuing with respect to Borrower since the date of this Agreement.

                  (d) Borrower shall be in material compliance with the terms and conditions of the Plan of Reorganization.

         SECTION 5.3. CLOSING. Subject to the conditions of this Article V, the Loan shall be made available on the date as is mutually agreed by the parties (the "Closing Date") at such time as may be mutually agreeable to the parties upon the execution of this Agreement (the "Closing") at such place as may be requested by Lender.


         SECTION 5.4. WAIVER OF RIGHTS. By completing the Closing under this Agreement, or by making advances under the Loan, Lender does not waive a breach of any representation or warranty of Borrower under this Agreement or under any other Loan Document, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         Each entity comprising Borrower covenants and agrees that for so long as Borrower may borrow under this Agreement and until payment in full of the Note and performance of all other obligations of Borrower under the Loan
Documents:

         SECTION 6.1. FINANCIAL STATEMENTS AND COLLATERAL REPORTS. Borrower will furnish to Lender (i) a sales and collections report and accounts receivable aging schedule on a form acceptable to Lender within thirty (30)days after the end of each calendar month, which shall include, but not be limited to, a report of sales, credits issued, and collections received; (ii) payables aging schedules within thirty (30) days after the end of each calendar month; (iii) internally prepared monthly financial statements for Borrower, certified by the chief executive officer or the chief financial officer of Borrower, within forty-five (45) days of the end of each calendar month, accompanied by management analysis and actual vs. budget variance reports; (iv) to the extent prepared by Borrower, annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within ninety (90) days before the end of each of Borrower's fiscal years; (v) internally prepared annual financial statements for Borrower within sixty (60) days after the end of each of Borrower's fiscal years; (vi) annual audited financial statements for Borrower prepared by a firm of independent public accountants satisfactory to Lender, within one hundred thirty-five (135) days after the end of each of Borrower's fiscal years; (vii) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (viii) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; and (ix) such additional information, reports or statements as Lender may from time to time request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

         SECTION 6.2. PAYMENTS UNDER THIS AGREEMENT. Borrower will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Loan, and under any other agreements with Lender to which Borrower is a party, as and when due.

         SECTION 6.3. EXISTENCE, GOOD STANDING, AND COMPLIANCE WITH LAWS. Borrower will do or cause to be done all things necessary (i) to obtain and keep in full force and effect all corporate existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply with all applicable current and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (ii) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by Section 6.7.

         SECTION 6.4. LEGALITY. The making of the Loan and each disbursement or advance under the Loan shall not be subject to any penalty or special tax, shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

         SECTION 6.5.  INTENTIONALLY DELETED.

         SECTION 6.6. TAXES AND CHARGES. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of Borrower; PROVIDED, HOWEVER, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, and Borrower shall have set aside on their books adequate reserve therefor; and PROVIDED FURTHER, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not adversely affected thereby and Lender's lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

         SECTION 6.7. INSURANCE. Borrower will carry adequate public liability and professional liability insurance with responsible companies in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area.

         SECTION 6.8. GENERAL INFORMATION. For purposes of determining whether Borrower is in compliance with the terms of this Agreement, Borrower will furnish to Lender such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower, and permit any officer, employee or agent of Lender to visit and inspect any of the properties, to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss, subject to applicable laws regarding patient confidentiality, its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, during normal business hours and at such times and as often as Lender may reasonably require.

         SECTION 6.9. MAINTENANCE OF PROPERTY. Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 6.10. NOTIFICATION OF EVENTS OF DEFAULT AND ADVERSE DEVELOPMENTS. Borrower promptly will notify Lender upon the occurrence of: (i) any Event of Default; (ii) any event which, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (iii) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (iv) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, would be likely to materially adversely affect its condition (financial or otherwise) or operations (present or prospective) or which may expose Borrower to uninsured liability of $100,000.00 or more; (v) any default claimed by any other creditor for Borrowed Money of Borrower in excess of $100,000 other than Lender; and (vi) any other development in the business or affairs of Borrower which is reasonably likely to be materially adverse; in each case describing the nature thereof and (in the case of notification under clauses (i) and (ii)) the action Borrower proposes to take with respect thereto.

         SECTION 6.11. EMPLOYEE BENEFIT PLANS. Borrower will (i) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under
Section 302 of ERISA; (ii) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (iii) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (i) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability;
(ii) upon the occurrence of any event which could trigger the assertion of a claim for withdrawal liability against Borrower; and (iii) upon the occurrence of any event which would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.


         SECTION 6.12. FINANCING STATEMENTS. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3 (as applicable), and shall cause to be recorded financing statements on Form UCC-1 and/or UCC-3, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted hereby) and to perfect and protect Lender's first priority lien and security interest in the Collateral, as Lender may request.

         SECTION 6.13. FINANCIAL RECORDS. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

         SECTION 6.14. COLLECTION OF ACCOUNTS. Borrower shall continue to collect its Accounts in the ordinary course of business.

         SECTION 6.15. PLACES OF BUSINESS. Borrower shall give thirty (30) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

         SECTION 6.16. BUSINESS CONDUCTED. Borrower shall continue in the business currently conducted by it and all businesses reasonably related to such business, using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately before the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

         SECTION 6.17. LITIGATION AND OTHER PROCEEDINGS. Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than $100,000.00.

         SECTION 6.18. BANK ACCOUNTS. Borrower shall assign to Lender all of its depository and disbursement accounts into which proceeds of Accounts are deposited.

         SECTION 6.19. SUBMISSION OF COLLATERAL DOCUMENTS. Borrower will, promptly following a request therefor by Lender, make available to Lender copies of all records reasonably necessary to ensure Borrower's compliance with this Agreement and/or Lender's security interest in the Collateral. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

         SECTION 6.20. LICENSURE; MEDICAID/MEDICARE COST REPORTS. Borrower will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. If required, all Medicaid/Medicare cost reports will be properly and timely filed.


         SECTION 6.21. OFFICER'S CERTIFICATES. Together with the monthly financial statements delivered pursuant to clause (iii) of Section 6.1, and together with the audited annual financial statements delivered pursuant to clause (vi) of that Section, Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance satisfactory to Lender, certifying that:

                  (a) No default or Event of Default has occurred under this Agreement or any of the other Loan Documents; and

                  (b) The signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

         SECTION 6.22.  INTENTIONALLY DELETED.

         SECTION 6.23. NET WORTH. Borrower will not at any time allow its consolidated net worth, as computed in accordance with GAAP, to decline by more than One Hundred Thousand and No/100 Dollars ($100,000.00) from Borrower's consolidated net worth at the Closing Date.
In addition, Borrower covenants and agrees that Borrower's consolidated net worth at the end of each fiscal year shall have increased over the prior year's consolidated net worth by an amount equal to at least fifty percent (50%) of Borrower's net profits for such fiscal year. Lender shall verify Borrower's compliance with this section by review of Borrower's annual audited financial statements, which are required to be delivered to Lender pursuant to Section 6.1.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

         Each entity comprising Borrower covenants and agrees that so long as Borrower may borrow under this Agreement and until payment in full of the Note and performance of all other obligations of Borrower under the Loan Documents:

         SECTION 7.1. BORROWING. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money except: (i) indebtedness to Lender; (ii) indebtedness of Borrower not to exceed $250,000.00 of new debt in any calendar year secured by mortgages, encumbrances or liens expressly permitted by Section 7.3 or by the definition of Permitted Liens; (iii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (iv) except as set forth on SCHEDULE 7.1, borrowings incurred in the ordinary course of its business and not exceeding $50,000.00 in the aggregate outstanding at any one time; (v) the indebtedness disclosed on
SCHEDULE 7.1, and any renewals, extensions or refinancings of such indebtedness;
(vi) indebtedness approved by Lender in its reasonable discretion that is expressly subordinated to the Obligations and is incurred in connection with a transaction permitted pursuant to Section 7.4; and (vii) indebtedness owed by one entity comprising Borrower to another entity comprising Borrower.. Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender).

         SECTION 7.2. JOINT VENTURES. Borrower will not invest directly or indirectly in any joint venture for any purpose without the prior written notice to, and the express written consent of, Lender, which consent may be withheld in Lender's sole discretion.

         SECTION 7.3. LIENS AND ENCUMBRANCES. Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.


         SECTION 7.4. MERGER, ACQUISITION OR SALE OF ASSETS. Except as may be described on SCHEDULE 7.4 with respect to Commonwealth Certified Home Care, Inc., Borrower will not sell, lease, or otherwise dispose of any of its assets in excess of $100,000 in any calendar year except in the ordinary course of its business. Borrower will not merge or consolidate with any Person (whether or not any entity comprising the Borrower or any subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person, except (i) any subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned subsidiaries of the Borrower (provided that the wholly-owned subsidiary or subsidiaries shall be the continuing or surviving corporation) and after giving effect to any of such transactions, no default or Event of Default shall exist, and (ii) the Borrower may acquire all or substantially all of the assets or capital stock of any Person if and only if: (A) after giving effect to such acquisition, no default or Event of Default shall have occurred or would exist as a result of such purchase; (B) each such acquisition shall be of operating assets utilized by the transferor in rendering health care services or of 51% of the stock or other equity interests in a corporation or other entity substantially all of whose properties consist of such operating assets; (C) the aggregate consideration payable (inclusive of cash payable, notes payable and indebtedness assumed) in respect of all such acquisitions shall not exceed $1,000,000 for any single acquisition or $10,000,000 on a cumulative basis over the term of this Agreement; (D) the Borrower shall have given the Lender not less than thirty (30) days prior written notice of its intention to make an acquisition pursuant to this Section 7.4, such notice to include the proposed amount, date and form of the proposed transaction, a reasonable description of the assets or stock or other equity interest to be acquired, a description of the liabilities to be assumed (if any) and the location of all assets to be acquired; and (E) concurrently with the consummation of any such acquisition pursuant to this Section 7.4, the Borrower shall, as additional collateral security for the Obligations: (1) grant to the Lender a first lien on all of its right, title and interest in and to the acquired assets or capital stock or other equity interest, by the execution and delivery to the Lender of such agreements, instruments and documents as shall be satisfactory in form and substance to the Lender; and (2) with respect to the acquisition by the Borrower of any entity that will become a Borrower hereunder, the Borrower shall cause each such entity to execute and deliver to the Lender an amendment to this Agreement in the form submitted by Lender, together with a security agreement and any other similar documents and instruments executed and delivered to the Lender by each Borrower.

         SECTION 7.5. SALE AND LEASEBACK. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without the prior written notice to, and the express written consent of, Lender, which consent may be withheld in Lender's sole discretion.

         SECTION 7.6. DIVIDENDS, DISTRIBUTIONS AND MANAGEMENT FEES. Borrower will not declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall Borrower pay or become obligated to pay management fees or fees of a similar nature to any Person; PROVIDED, HOWEVER, that so long as Lender has not notified


Borrower of the existence of an Event of Default under this Agreement, Borrower may make or pay any such dividends or other distributions or purchase, redeem or otherwise acquire such interest, return any such capital, or pay any such management fees, all subject to any other terms and conditions of this Agreement..

         SECTION 7.7. LOANS. Borrower will not make loans or advances to any Person, other than (i) trade credit extended in the ordinary course of its business, (ii) advances for business travel and similar temporary advances in the ordinary course of business to officers, stockholders, directors, and employees, and (iii) loans to other entities comprising Borrower.

         SECTION 7.8. CONTINGENT LIABILITIES. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and except for indebtedness expressly permitted by Section 7.1.

         SECTION 7.9.  INTENTIONALLY DELETED.

         SECTION 7.10. COMPLIANCE WITH ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

         SECTION 7.11. CERTIFICATES OF NEED. Borrower will not amend, alter or suspend or terminate or make provisional in any material way, any certificate of need or provider number without the prior written consent of Lender.

         SECTION 7.12. TRANSACTIONS WITH AFFILIATES. Borrower will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement. For purposes of the foregoing, Lender consents to the transactions described on
SCHEDULE 7.12.

         SECTION 7.13. USE OF LENDER'S NAME. Borrower will not use Lender's name (or the name of any of Lender's affiliates) in connection with any of its business operations. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender.

         SECTION 7.14.  INTENTIONALLY DELETED.

         SECTION 7.15. CONTRACTS AND AGREEMENTS. Borrower will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound.

         SECTION 7.16. MARGIN STOCK. Borrower will not carry or purchase any "margin security" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

         SECTION 7.17. TRUTH OF STATEMENTS AND CERTIFICATES. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.1. EVENTS OF DEFAULT. Each of the following (individually, an "Event of Default" and collectively, the "Events of Default") shall constitute an event of default under this Agreement:

                  (a) A default in the payment of any installment of principal of, or interest upon, the Note when due and payable, whether at maturity or otherwise, which default shall have continued unremedied for a period of five
(5) days after written notice of the default from Lender to Borrower;

                  (b) A default in the payment of any other charges, fees, or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable, which default shall have continued unremedied for a period of five (5) days after written notice of the default from Lender to Borrower;

                  (c) A default in the due observance or performance by Borrower of any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of twenty (20) days after written notice of the default from Lender to Borrower;

                  (d) Any representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made, which default shall have continued unremedied for a period of ten (10) days after written notice of the default from Lender to Borrower;

                  (e) Any obligation of Borrower (other than its Obligations under this Agreement) for the payment of Borrowed Money in excess of $100,000.00 is not paid within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

                  (f) Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

                  (g) Except as set forth on SCHEDULE 8.1, (i) Borrower files a petition in bankruptcy, (ii) Borrower is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) Borrower commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) any such proceeding is commenced against Borrower and such proceeding remains undismissed for a period of sixty (60) days, (v) Borrower by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days;

                  (h) One or more final judgments against Borrower or attachments against its property in excess of $250,000.00 not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days;

                  (i) A Reportable Event which might constitute grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a lien or encumbrance to secure any deficiency in excess of $250,000.00, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a lien or encumbrance is entered to secure any deficiency or claim;

                  (j) Over fifty percent (50%) of the outstanding stock of any entity comprising Borrower is sold or otherwise transferred by the Person owning such stock on the Closing Date;

                  (k) There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral;

                  (l) Borrower breaches or violates the terms of, or a default or an event which could, whether with notice or the passage of time, or both, constitute a default, occurs under, any other existing or future agreement (related or unrelated) between Borrower and Lender;

                  (m) Borrower ceases any material portion of its business operations as currently conducted;

                  (n) Lender receives any indication or evidence that Borrower may have directly or indirectly been engaged in any type of activity which is reasonably expected to result in the forfeiture of a material portion of any property of Borrower to any Governmental Authority, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender;

                  (o) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

                  (p) Borrower shall be convicted under any law that results in a forfeiture of any Collateral;

                  (q) There shall occur a material adverse change in the financial condition or business prospects of Borrower, taken as a whole, or Lender in good faith deems itself insecure as a result of acts or events bearing upon the financial condition of Borrower or the repayment of the Note, and such adverse change or condition shall have continued unremedied for a period of thirty (30) days after written notice from Lender; or

                  (r) An Event of Default shall have occurred under the Secured Note or the other Secured Loan Documents.

         SECTION 8.2. ACCELERATION. Upon the occurrence of any of the foregoing Events of Default, the Note shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided that, upon the happening of any event specified in Section 8.1(g), the Note shall be immediately due and payable without declaration or other notice to Borrower.

         SECTION 8.3.  REMEDIES.

                  (a) Upon the occurrence of an Event of Default under this Agreement or the other Loan Documents, in addition to all other rights, options, and remedies granted to Lender under this Agreement or at law or in equity, Lender may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                           (i) Terminate the Loan, whereupon all outstanding
Obligations shall be immediately
due and payable;

                           (ii) Exercise all other rights granted to it under
this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

                           (iii) Exercise all rights and remedies under all Loan
Documents now or hereafter in effect, including but not limited to:

                                    (A) After notice to Borrower and the
expiration of a five (5) day cure period, the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

                                    (B) The right to (by its own means or with
judicial assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

                                    (C) The right to require Borrower at
Borrower's expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender; and

                                    (D) The right to reduce the Maximum Loan
Amount or to use the Collateral and/or funds in the Concentration Account in amounts up to the Maximum Loan Amount for any reason.

                  (b) Borrower agrees that a notice received by it at least ten
(10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized marked may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral.


         SECTION 8.4. NATURE OF REMEDIES. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (i) the liabilities and Obligations of Borrower to Lender under this Agreement or the other Loan Documents, or (ii) upon the occurrence of an Event of Default under the Secured Note or the other Secured Loan Documents, the liabilities and obligations of Borrower under the Secured Note or the other Secured Loan Documents. All rights and remedies granted Lender under this Agreement and under any agreement referred to in this Agreement, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loans, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1.  EXPENSES AND TAXES.

                  (a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with actual audit and appraisal fees and all other out-of-pocket charges and expenses incurred by Lender in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-Closing UCC and judgment lien searches. In addition, Borrower shall pay all such fees associated with any amendments to the Loan Documents following Closing.


                  (b) Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Lender (including the fees and expenses of Lender's counsel) in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under the Loan Documents. If Lender uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under its Loan Documents), Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed.


                  (c) Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the recording of the security documents therefor. The obligations of Borrower under this clause (c) shall survive the payment of Borrower's indebtedness under this Agreement and the termination of this Agreement.

         SECTION 9.2. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

         SECTION 9.3. NO WAIVER; CUMULATIVE RIGHTS. No waiver by any party hereto of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

         SECTION 9.4. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this
Agreement:

                  (a) If to Lender, at:

                           HCFP Funding, Inc.
                           2 Wisconsin Circle, 4th Floor
                           Chevy Chase, Maryland 20815
                           Attention:  Ethan D. Leder, President
                           Telephone:  (301) 961-1640
                           Telecopier:  (301) 664-9860

                           With a copy to:

                           Preston Towber, Esq.
                           Goforth, Lewis & Williams
                           111 Bagby, 22nd floor
                           Houston, Texas 77002
                           Telephone:  (713) 650-0022
                           Telecopier:  (713) 650-1669

                  (b) If to Borrower, at:

                           Allion Healthcare, Inc.
                           33 Walt Whitman Road, Suite 200A
                           Huntington Station, New York 11746
                           Attention: Michael Moran, Chief Executive Officer
                           Telephone:  (516) 547-6531
                           Telecopier:  (516) 547-6532

                           With a copy to:

                           Vincent J. Hazen, Esq.
                           Hazen & Terrill
                           ----------------------
                           Austin, Texas 78700
                           Telephone: (512) 477-9997
                           Telecopier: (512) 457-9898

If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or telecopier, notice shall be deemed to be given when delivered, and if sent by prepaid courier, notice shall be deemed to be given on the next Business Day following deposit with the courier.

         SECTION 9.5. SEVERABILITY. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Agreement until the parties hereto amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

         SECTION 9.6. SUCCESSORS AND ASSIGNS. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign, transfer, or participate to no more than five (5) persons in the aggregate, any or all of its rights or obligations under this Agreement without notice to or consent of Borrower.

         SECTION 9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

         SECTION 9.8. INTERPRETATION. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words "herein," "hereof," and "hereunder" shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

         SECTION 9.9. SURVIVAL OF TERMS. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection therewith shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans contemplated by this Agreement and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full.

         SECTION 9.10. RELEASE OF LENDER. Borrower releases Lender, its officers, employees, and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them, unless caused by Lender's recklessness, gross negligence, or willful misconduct.

         SECTION 9.11. TIME. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Maryland (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower's performance under this Agreement and all other Loan Documents.


         SECTION 9.12. COMMISSIONS. The transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower's cost and expense, including Lender's counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

         SECTION 9.13. THIRD PARTIES. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including without limitation Borrower's duties under any account or contract in which Lender has a security interest.

         SECTION 9.14. DISCHARGE OF BORROWER'S OBLIGATIONS. Lender, in its sole discretion, shall have the right at any time following the occurrence of an Event of Default, to the extent deemed necessary by Lender in its sole discretion, upon prior notice to Borrower if Borrower fails to do so within five
(5) days after receiving such notice, to: (i) obtain insurance covering any of the Collateral as required under this Agreement; (ii) pay for the performance of any of Borrower's obligations under this Agreement; (iii) discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and
(iv) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Loan, until reimbursed to Lender and shall be secured by the Collateral. Any such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

         SECTION 9.15. INFORMATION TO PARTICIPANTS. Lender may divulge to any participant it may obtain in the Loan, or any portion thereof, all information, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any other Loan Document.

         SECTION 9.16.     INDEMNITY AND RELEASE.

                  (a) Except for matters caused by Lender's gross negligence or willful misconduct, Borrower hereby agrees to indemnify and hold harmless Lender, its partners, officers, agents and employees (collectively, "Indemnitee") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys' fees and expenses) arising from Borrower's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, or from the breach of any of the representations or warranties contained in Article IV of this Agreement. In addition, Borrower shall defend Indemnitee against and save it harmless from all claims of any Person with respect to the Collateral. Notwithstanding any contrary provision in this Agreement, the obligations of Borrower under this
Section 9.16(a) shall survive the payment in full of the Obligations and the termination of this Agreement.


                  (b) Borrower hereby irrevocably and unconditionally remises, releases and forever discharges, and does for his heirs, executors, administrators, agents, and assigns, irrevocably and unconditionally remises, releases and forever discharges, Lender, its subsidiaries and affiliates, and each of their employees, officers, directors, shareholders, members, partners, agents, affiliates, and assigns of and from any and all claims, demands, rights, causes of actions, or suits, whether in law, equity or otherwise, whether in contract, tort, or otherwise, of any kind or nature whatever, known or unknown.

         SECTION 9.17. REAFFIRMATION. The liens placed on Borrower's assets to secure the Revolving Loans made pursuant to the Initial Loan Agreement and to the DIP Loan Agreement are hereby ratified and affirmed by Borrower, and Borrower hereby represents, warrants and covenants to Lender that no liens have been placed on Borrower's assets that adversely affect Lender's liens or the priority of Lender's liens.

         SECTION 9.18. CHOICE OF LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTE IS COMMENCED BY LENDER IN THE STATE COURTS OF THE STATE OF MARYLAND OR IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF MARYLAND, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 9.4.

         SECTION 9.19. WAIVER OF TRIAL BY JURY. BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER'S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER'S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.


                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                   LENDER:

                                   HCFP FUNDING, INC.
                                   a Delaware corporation


                                    By:
                                    ------------------------------
                                    Name:
                                    Title:

                                    BORROWER:

                                    ALLION HEALTHCARE, INC.
                                    a Delaware corporation

                                    By: /S/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO

                                    THE CARE GROUP OF TEXAS, INC.
                                    a Texas corporation


                                    By: /s/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO

                                    CARE LINE OF HOUSTON, INC.
                                    a Texas corporation

                                    By: /S/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO




                             [SIGNATURES CONTINUED]

                                    MAIL ORDER MEDS, INC.
                                    a Texas corporation

                                    By: /S/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO

                                    CARE LINE OF NEW YORK, INC.
                                    a New York corporation

                                    By: /S/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO


                                    COMMONWEALTH CERTIFIED HOME CARE, INC.
                                    a New York corporation

                                    By: /S/ MICHAEL P. MORAN
                                    ------------------------------
                                    Name:  Michael P. Moran
                                    Title: President and CEO

                                LIST OF EXHIBITS


Exhibit A -       Form of Revolving Credit Note

Exhibit B -       Form of Lockbox Agreement

Exhibit C -       List of Locations of Collateral

Exhibit D -       Form of Legal Opinion

                                LIST OF SCHEDULES

Schedule 1.36     -        Permitted Liens

Schedule 3.5      -        Good Standing

Schedule 4.1      -        Subsidiaries

Schedule 4.2      -        Licensing

Schedule 4.5      -        Litigation

Schedule 4.7      -        Tax Identification Numbers

Schedule 4.10     -        Taxes

Schedule 4.13     -        Non-Compliance with Law

Schedule 4.14     -        Environmental Matters

Schedule 4.15     -        Places of Business

Schedule 4.16     -        Licenses

Schedule 4.17     -        Stock Ownership

Schedule 4.19     -        Borrowings and Guarantees

Schedule 4.21     -        Trade Names

Schedule 4.22     -        Joint Ventures

Schedule 7.1      -        Borrowings

Schedule 7.4      -        Description of Transaction

Schedule 7.12     -        Transactions with Affiliates

Schedule 8.1      -        Description of Bankruptcy Proceedings